ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through Certificates,
Series 2007-IQ13.

In accordance with Section 13.9 of the Pooling and Servicing Agreement, (the
"Agreement") dated March 1, 2007, executed by and between Morgan Stanley Capital I
Inc. (as "Depositor"), Wells Fargo Bank, National Association (as "General Master
Servicer"), LNR Partners, Inc. (as "General Special Servicer"), NCB, FSB (as "NCB
Master Servicer"), National Consumer Cooperative Bank ("as Co-op Special Servicer")
and U.S. Bank National Association (as "Trustee", "Paying Agent", and "Certificate
Registrar"), as authorized officer of the General Master Servicer I certify that (A) a review of the activities of the General Master Servicer during the preceding calendar year or portion thereof and of the performance of the General Master Servicer under this
Agreement has been made under my supervision and (B) to the best of my knowledge, based on such revie w, the General Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.

Wells Fargo Bank, National Association
"General Master Servicer"

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President

March 2008